Consulting Agreement

Nu Skin Enterprises, Inc.

Revised April 23, 2003

Our Mission

Identifying the right solutions for our clients
and working with them, side by side, to help them achieve their goals.

Woodclyffe

Improving performance. Creating value.

Our Understanding of Your Objectives

Observations

Nu Skin Enterprises, Inc. is committed to growing geographically with an immediate focus on China and the emerging markets of Latin America and Eastern Europe.

Objectives

In China, the company needs to establish a “retail” business model that is viewed as such by the government. This market is and will be an excellent market for direct sellers. However, government restrictions and attitudes need to be respected. Foreign Nu Skin distributors/directors need to be managed.

In Latin America and Eastern Europe, the company is reevaluating its strategy to find the best approach to achieve success in these emerging markets. The approach needs to be locally competitive while also providing an attractive role and earnings opportunity for the company’s international distributors.

Our Deliverables and Methodology

Deliverables

Bill Pryor will work with Corey Lindley and his team in China. The role will be to leverage his experience and to provide advice and support to the development of Nu Skin’s business. Specifically he will work toward helping Nu Skin develop a legal and competitive retail model, a model that can quickly be transformed and used as a spring board for direct selling in a post ban market, and work with Nu Skin to demonstrate to the government that Nu Skin follows good business practices and is a “model” for how the government wants direct sellers to behave in their market.

Joe Ferreira will work with the Nu Skin Latin America team to provide advice and support to develop a strategy and business model for Latin America.

Woodclyffe shall perform the services in a professional manner and in conformity with the standards generally applicable to professionals in Woodclyffe’s area of practice.

Time Table

        April 1

Effective start date of consulting engagement.

        April

Bill Pryor will arrive in Shanghai, participate in the company’s business review meetings on the 8th and 9th, in PR meetings in Shanghai and Beijing on the 10th and 11th, stay the weekend, then work on the 14th and 15th, and return to the U.S. on the 16th. Joe Ferreira will be contacted to schedule his involvement with Latin America.

        May to September

Bill and Joe will work with their respective contact person within Nu Skin to schedule meetings, calls and review information.

        October and beyond

This Agreement will end September 30, 2003. Our relationship can be expanded and/or extended, or ended, at anytime with 30 days notice.

Project Team Structure

Woodclyffe

Woodclyffe is a unique international consulting and interim management firm. The firm’s associates are senior executives with broad and deep capabilities attained over the past 30 years through hands-on experiences growing some of the worlds most recognized brands. Areas of focus include: performance improvement; foreign market entry and development; marketing, brand building and advertising; growth strategies; and management advisory work.

Project Team

This project will involve Bill Pryor, EVP, and Joe Ferreira, President and CEO of the Woodclyffe Group. Bill will support the company’s effort with regard to China and Joe will support the company’s effort in Latin America.

Nu Skin has contracted for specifically the services of J. Ferreira and C. W. Pryor and no other persons shall be engaged or delegated to perform any services without the prior written consent of Nu Skin.

Their biographies are below:

Joe Ferreira

Joe Ferreira is President and CEO of the Woodclyffe Group, LLC. He has twenty-five years of business experience, most of which was accumulated at Avon Products, Inc.

He began his career in retail and after 2 years moved to Avon. During the first part of his career at Avon he worked mainly in Finance rising to become the head of finance and operations for the Avon Division, reporting to the company president. Then in 1990 he was given the opportunity to run Avon’s business in Latin America. Over the next 10 years he moved around the world improving the performance of existing companies, opening new markets and businesses, and growing Avon’s international business to $3.5 billion. In 1999 he was promoted to the position of Co-COO and a director of the company.

Project Team Structure (continued)

As Co-Chief Operating Officer and a member of the Board of Directors, Mr. Ferreira had full responsibility for all international business ($3.5 billion in sales) encompassing over 40 subsidiaries and close to 100 distributorships in Latin America, Europe, Asia and Africa (2/3rds of the corporation). Mr. Ferreira also was responsible for global strategic planning, market research, new business development and new markets.

During his tenure as Co-COO, every international region increased local currency sales at double-digit rates, increased gross margin and increased operating margin; a new wellness business was successfully developed for 19 markets (including the U.S.) and delivered sales of $150 million in the first year, well over expectations; and Avon’s stock price increased 45% in 2000.

C. William Pryor

Bill Pryor is an Executive Vice President of the Woodclyffe Group. Bill has over 40 years of international direct selling experience including 20 years of expatriate assignments in Australia, Japan and China.

His employment experience has been predominately with Avon Products, but also includes Nutri-Metics International and Cutco International.

He is an Accounting graduate of New York University with experience in Finance, Marketing, Sales, New Markets Entry and General Management. The General Management experience includes line responsibility at the area and country levels.

Project Team Structure (continued)

As President and CEO of Avon-China, he guided that subsidiary to profitability. Avon-China was the first Avon subsidiary to introduce a multi-level sales plan. A $40MM manufacturing facility was constructed and most products were converted to in-country manufacturing and materials procurement. An ethical reputation for Avon was established through appropriate business practices and government negotiations and relationships. Avon-China became the first direct selling company to receive government approval of an alternative business plan for market re-entry after the ban on direct selling.

During his assignment as President and CEO of Avon-Japan, that subsidiary became the highest profit contributor of all Avon subsidiaries outside the U.S.. Avon-Japan’s product line was completely upgraded to meet the standards of the Japanese market. Innovative concepts were introduced such as Sales Representatives segmentation with targeted marketing plans and direct mail as a supplement to direct selling communications.

As Executive Vice President of Cutco International, he established international expansion strategies, methods and market entry activities.

As Senior Vice President and COO of Nutri-Metics International, he managed the international subsidiaries and accomplished market entry into several countries.

His initial work experience was as an Accountant with the International Division of Ford Motor Company.

Fee Summary

Fee Summary

Monthly retainer: $22,500. This retainer will cover up to 6 days for Bill Pryor and up to 3 days for Joe Ferreira.

If more than the above number of days is required in any given month, the charges will be as follows: $2,500 per day for Bill Pryor and $3,700 per day for Joe Ferreira.

The use of our China government relation’s consultant may be deemed useful and necessary by Nu Skin. If so we will discuss and agree on the additional costs at that time.

Travel time will be split. Therefore, Nu Skin will only be charged for approximately fifty percent of travel time.

Nu Skin agrees to reimburse Woodclyffe for reasonable and necessary out-of-pocket expenses, including travel expenses, incurred by Woodclyffe in providing services under this Agreement, consistent with the guidelines customarily used by Nu Skin for reimbursement of its employees for business expenses, including proper documentation of expenses. All travel must be pre-approved by Nu Skin.

Woodclyffe will invoice Nu Skin on the 1st of each month for the retainer, out of pocket costs and any additional days. Payment is due by the 15th of each month.

Terms and Conditions

Client Responsibilities

Nu Skin shall provide complete, timely information and data to meet the requirements of the engagement. Nu Skin shall furnish the required information and data as expeditiously as is necessary for the orderly progress of the work. Woodclyffe will rely on its accuracy and completeness. Nu Skin shall designate people to work with us on specific aspects of the project.

Confidentiality

Woodclyffe will comply with the Nu Skin’s confidentiality agreement which was previously signed and which is attached as Exhibit A.

Indemnification

Nu Skin Enterprises, Inc. shall indemnify, defend, and hold the Woodclyffe Group, LLC, its employees, officers, and agents, (“Indemnities”) harmless from all expenses, damages, costs, penalties, liabilities, and amounts incurred in judgments or settlements, including attorneys’ fees (collectively “Damages”) suffered by Indemnities, or any of them, as a result of threatened, pending, or completed investigations, enforcement actions, claims, demands or any and all lawsuits (collectively, the “Actions”) against Indemnities or Nu Skin Enterprises, Inc. as a result of services performed, provided that the Indemnities acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Nu Skin and in conformity with standards generally applicable to professionals in Indemnities’ area of practice, and provided further that the Indemnities had no reasonable cause to believe their conduct was unlawful. The forgoing indemnification provisions shall not apply to any Action (i) by or in the right of Nu Skin or any of its affiliates against any of the Indemnities, (ii) arising out of a breach of any covenant, warranty or other provision of this Agreement by any of the Indemnities, (iii) arising out of the negligent or reckless acts of any of the Indemnities, or (iv) arising out of any relationship that any of the Indemnities has with a third party (e.g., a claim that the services provided here under violate or conflict with another consulting arrangement or that any of the Indemnities has violated a contractual or legal duty to a third party).

Terms and Conditions (continued)

        Indemnification (cont.)

Woodclyffe shall indemnify, defend and hold Nu Skin and its affiliates, and each of their employees, directors, officers and agents (the “Nu Skin Indemnities”) harmless from all Damages suffered by the Nu Skin Indemnities, or any of them, as a result of any breach of Woodclyffe’s obligations under this Agreement or their negligent or reckless conduct.

Termination

If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon fifteen (15) days’ notice unless the breach is cured within the notice period.

Either party may also terminate this Agreement at any time, with or without cause, upon thirty (30) days’ notice.

Woodclyffe will be entitled to full payment for services performed and expenses incurred prior to the effective date of termination.

Work Product

All information and data developed, received or furnished by Woodclyffe during the term of this Agreement in the performance of the services shall be the property of Nu Skin. All such information shall be delivered to Nu Skin, and Nu Skin shall have the unrestricted right to use and disclose such information in any manner and for any purpose without payment or any further compensation. Such information shall be considered confidential information. Woodclyffe agrees that it will not disclose to Nu Skin any information that is the confidential or proprietary information of any other party and that any and all information disclosed to Nu Skin may be utilized by Nu Skin without restriction. Woodclyffe agrees to indemnify, defend and hold the Nu Skin Indemnities harmless from any Damages arising from any act or alleged act of infringement of any intellectual property rights or proprietary information of another party related to the services of Woodclyffe hereunder.

Terms and Conditions (continued)

Independent Contractor

In the performance of this Agreement, Woodclyffe is an independent contractor and neither Woodclyffe nor any of its employees, agents or subcontractors shall be considered an employee or agent of Nu Skin. It is not the purpose or intention of this Agreement to create, and the same shall not be construed as creating a joint venture or partnership of any nature. Woodclyffe shall be responsible for reporting and paying all local, state and federal employment and related taxes and further agrees to indemnify the Nu Skin Indemnities from and against any and all Damages related to the withholding and payment of local, state and federal taxes related to Woodclyffe’s performance of services. In the event the taxing authorities in any jurisdiction require Nu Skin to withhold any taxes or other payments related to the services performed hereunder, Nu Skin may withhold such taxes, and the payments required to be paid by Nu Skin to Woodclyffe under this Agreement shall be made net of such withholding amounts.

Conflicts of Interest

Woodclyffe hereby represents and warrants that neither it, nor any of its employees, agents or subcontractors, is prohibited, encumbered or restricted (whether by contractual, legal or fiduciary obligations) from performing the services contracted for pursuant to this Agreement by, and that its engagement and the performance of the services hereunder will not conflict with, any prior or existing contract, agreement or arrangement with any other party. Woodclyffe further represents that its engagement will not result in any conflict of interest on its part with any other previous contract, agreement or arrangement. Woodclyffe hereby agrees that it will not enter into any contract, agreement or arrangement while engaged by Nu Skin that would result in a conflict of interest with respect to its engagement by Nu Skin or otherwise conflict with the services hereunder. Woodclyffe further agrees to indemnify and hold the Nu Skin Indemnities harmless from and against any and all Damages in the event another party alleges the existence of any such

Terms and Conditions (continued)

Conflicts of Interest(cont.)

contract, agreement or arrangement restricting Woodclyffe’s performance under this Agreement. In the event any employee or agent of Woodclyffe accepts an appointment to serve as a member of the Board of Directors of Nu Skin, Woodclyffe agrees that it will clear with the Board of Directors of Nu Skin any potential conflicts of interest from proposed consulting arrangements, with Nu Skin’s presumption that the person serving on the Board of Directors would be precluded from performing, directly or indirectly, any consulting assignments with Amway, Herbalife, Usana, Morinda, Nature’s Sunshine, Excel, Prepaid Legal, Melaleucca and Unicity.

Insurance

Woodclyffe hereby agrees to apply for and maintain general comprehensive liability insurance in such amounts as is commercially reasonable. Such insurance shall be maintained with reputable insurance carriers with coverage broad enough to cover Woodclyffe on the premises of Nu Skin and its affiliates. Woodclyffe shall provide a certificate of insurance to Nu Skin evidencing such insurance once it is obtained.

Non Solicitation

Nu Skin agrees, for the period through January 31, 2004, not to hire any managerial/professional level or more senior level associate from Avon (or of an Avon affiliate) or solicit any managerial/professional level or more senior level associate of Avon (or of an Avon affiliate) to leave his or her employment with Avon (or of an Avon affiliate).

Agreed and Accepted

If the arrangements and terms outlined in this proposal are satisfactory, please sign both copies of this proposal and return one to us.

This proposal correctly sets forth our understanding and acceptance of the Nu Skin Enterprises, Inc. consulting engagement.

Approved by:

Nu Skin Enterprises, Inc. /s/ M. Truman Hunt Mr. M. Truman Hunt President and CEO	Woodclyffe Group, LLC /s/ Joe Ferreira Mr. Joe Ferreira President and CEO